EXHIBIT 10.27

[Raindance Communications, Inc. Letterhead]

January 25, 2005

[Name]
[Address]
[Address]

RE: Stock Bonus Award and Section 280G

Dear      :

In consideration for the stock bonus authorized to be granted by the Compensation Committee on January 24, 2005, you hereby agree to the following:

     (a)     Notwithstanding anything to the contrary in any plan, arrangement or agreement to which you are a party, if any payment or benefit payable to you from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (as defined below). The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

     (b)     Tax counsel to the Company (or such other advisor as the Company wishes to use) as of the day prior to the effective date of the Payment event shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such advisor required to be made hereunder.

     (c)     The advisor engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the advisor determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to such Participant that no Excise Tax will be imposed with respect to such Payment. The Company shall be entitled to rely upon the advisor’s determinations, which shall be final and binding.

Sincerely,

RAINDANCE COMMUNICATIONS, INC.

Don Detampel
President and CEO

AGREED TO AND ACCEPTED:

Signature

[Print Name]